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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. (Print or Type Responses) See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Mack,      William       R.  (on behalf of Plasmanet, Inc.) Controller
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(Last)     (First)     (Middle)

                      420 Lexington Avenue (Suite 2435)
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                                  (Street)

New York,                            NY                   10170
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(City)                            (State)              (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Return Assured, Inc.(Nasdaq:RTRN)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

13-4037944 Plasmanet, Inc.
________________________________________________________________________________
4.   Statement for Month/Year

July, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                     2.             Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                   Transaction    (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                    Date           ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                           Month/Day/Year  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
                                                                                                 1,300,000
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

Common                               7/2/01           S              60,600        D     0.13                     D
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Common                               7/2/01           S              32,400        D     0.14                     D
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Common                               7/3/01           S              37,800        D     0.13                     D
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Common                               7/3/01           S              26,600        D     0.14
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Common                               7/5/01           S              37,000        D     0.13
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Common                               7/5/01           S              53,800        D     0.14
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Common                               7/5/01           S              95,300        D     0.15
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Common                               7/5/01           S              94,500        D     0.16
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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity      In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Bene-    direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     ficially Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    Owned    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at End   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     of Month ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

                    TABLE II NOT APPLICABLE
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
Explanation of Responses:


/s/ William R. Mack, Controller (On Behalf of Plasmanet, Inc.)   August 6, 2001
--------------------------------------------------------------   --------------
    William R. Mack, Controller On Behalf of Plasmanet, Inc.         Date
**Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

      * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/4.htm
Last update: 11/05/1999